EXHIBIT 5.1

OPINION OF MORRISON & FOERSTER LLP

November 13, 2007

New Abraxis, Inc.

111755 Wilshire Boulevard, Suite 2000

Los Angeles, CA 90025

Re:	Abraxis BioScience, Inc. 2007 Stock Incentive Plan, American BioScience Restricted Unit Plan I and American BioScience, Inc. Restricted Unit Plan II Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,537,319 shares of your common stock, $0.001 par value (the “Common Shares”) which will be issuable under the Abraxis BioScience, Inc. 2007 Stock Incentive Plan, American BioScience Restricted Unit Plan I and American BioScience, Inc. Restricted Unit Plan II (the “Plans”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and the authorization of the issuance of the Common Shares under the Plans (the “Plan Shares”), and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of shares under the Plans, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable Common Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP